As filed with the Securities and Exchange Commission on December 28, 2015

Registration Statement File No. 333-180984

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3ASR

Registration Statement No. 333-180984

UNDER

THE SECURITIES ACT OF 1933

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0016691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Innovation Drive

San Jose, California 95134

(408) 544-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suzan A. Miller

Altera Corporation

101 Innovation Drive

San Jose, California 95134

(408) 765-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement of Altera Corporation (the “Company”) on Form S-3 (Registration Statement No. 333-180984), pertaining to the registration of senior debt securities of the Company, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 4, 2012 (the “Registration Statement”).

On December 28, 2015, pursuant to the Agreement and Plan of Merger, dated as of May 31, 2015 (the “Merger Agreement”), by and among the Company, Intel Corporation, a Delaware corporation (“Intel”), and 615 Corporation, a Delaware corporation and a wholly owned subsidiary of Intel (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Intel.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on this 28th day of December, 2015.

ALTERA CORPORATION

By:	/s/ Jared Ross
Name: Jared Ross
Title: Assistant Secretary